Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Nick Tomashot Chief Financial Officer (614) 748-1150 nick.tomashot@pinnacle.com

PDSi Reports Third Quarter 2010 Results Including Record Quarterly Service Revenue

COLUMBUS, Ohio – October 27, 2010 – Pinnacle Data Systems, Inc. (“PDSi”) (NYSE Amex: PNS) today reported its financial results for the three months ended September 30, 2010.

John D. Bair, Chairman of the Board, President and Chief Executive Officer, stated, “We are extremely pleased with the continued profitable results that we have realized over the last year from our focus on developing our Service business where our engineering and operational capabilities are highly valued. Our third quarter Service revenue was a record for PDSi, and was up 36% compared to Q3 2009. Year-to-date Service revenue has increased 29% compared to 2009. We have expanded our EMEA facility capabilities including complex board level repair, BGA replacement, and software diagnostics. Our ability to provide these higher level services in-region is a key component of our global growth strategy.”

“We are still working to develop our pipeline of Product business,” Mr. Bair continued. “Our renewed focus on specialized design services and product integration has not yet overcome downward trends that are a result of our past strategic and marketing focus on standard embedded products. We are continuing to deploy resources to develop new Product business to offset this trend.”

Total sales were $6.3 million for the 2010 third quarter, down $1.7 million, or 21%, versus the second quarter of 2010. However, because of the shift in mix toward the growing Service segment, gross profit as a percentage of sales improved to 35% for the quarter – PDSi’s highest gross margin since 2002. Timothy J. Harper, Chief Operating Officer, added, “The strong growth that we continue to see in our Service business has allowed us to maintain our margins on a dollar-basis, and maintain continued overall profitability for the Company. As we move forward, we are committed to devoting additional resources to continue this Service growth and to develop our Product business by targeting markets requiring our high value-added engineering.”

The $1.7 million, or $0.21 per diluted share, profit reported for the third quarter includes a $1.3 million, or $0.17 per diluted share, net benefit related to the reversal of most of the deferred tax asset valuation allowance that was established in the third quarter of 2009. This net benefit includes a $1.4 million benefit from reversing the valuation allowance, partially offset by $0.1 million of tax expense associated with adjusting the U.S. effective tax rate on earnings generated in the first and second quarters of 2010. “With our third sequential quarter of profitable operating results since we took actions last year to refocus the business on our core Service and Product offerings, we have demonstrated that the Company has made fundamental strategic and structural changes to better support sustained profitability,” commented Nicholas J. Tomashot, Chief Financial Officer.

Cash generated from operations was $0.1 million, the seventh sequential quarter with positive operating cash flow. “We are pleased with the cash flow benefits we are realizing from our return to profitability and our continued focus on managing our net working capital,” Mr. Bair added. “Cash generated from operations during 2010 was $1.8 million, and we have reduced our line of credit balance from $2.4 million at the end of 2009 to $0.3 million at the end of the third quarter.”

Financial Results

Net Income (Loss)

Net income for the third quarter of 2010 was $1.7 million, or $0.21 per diluted share. This compares to a net loss of $2.1 million, or $0.27 per diluted share, for the same quarter last year. The third quarters of 2009 and 2010 were both impacted by adjustments to the Company’s deferred tax valuation allowance. The results for Q3 2009 included a $1.6 million non-cash charge to establish the allowance, and Q3 2010 includes a $1.3 million non-cash net benefit related to the reversal of all but the portion of the allowance related to certain state net operating loss carryforwards. The following is a summary of the components of the Company’s income tax expense (benefit) for the third quarters of 2010 and 2009 (see the Company’s Form 10-Q filing for additional disclosures related to these tax items).

$ thousands	Q3 2010	Q3 2009
Income (loss) before income taxes	$490	($752)

Income tax expense (benefit)
Income tax expense (benefit) related to the period	155	(274)
True-up 2010 year-to-date tax provision	93	—
Establish (reverse) deferred tax valuation allowance	(1,431)	1,611

Net income tax expense (benefit)	(1,183)	1,337

Net income (loss)	$1,673	($2,089)

Sales

Total sales declined 10% to $6.3 million for the 2010 third quarter from $7.1 million for the same quarter a year ago. Third quarter Product sales declined 43% to $2.3 million in 2010 from $4.1 million in 2009. This decline primarily was attributable to significantly lower sales to larger imaging and diversified computing OEM customers. Service sales increased $1.1 million, or 36%, to $4.0 million for the 2010 third quarter, with the growth attributable to the ramp of business in the U.S. and EMEA for both new customers and new programs within existing customers.

Gross Profit

Gross profit improved 42% to $2.2 million for the 2010 third quarter, from $1.6 million for the same quarter last year. Gross margin as a percentage of revenue improved from 22% to 35% compared to last year. The gross profit improvement on lower year-on-year total sales revenue was attributable to the change in mix driven by the growth of higher-margin Service segment revenue. Within the Service segment, margins as a percentage of revenue improved from 29% to 47%, driven by a shift toward higher margin programs and improved operating leverage on increased sales. Product gross margin declined compared to prior year from 18% to 16%, driven by reduced operating leverage on reduced sales, partially offset by a shift in mix toward higher-contribution Product business.

Operating Expenses

Operating expenses were reduced 24% to $1.7 million for the 2010 third quarter from $2.3 million a year ago, reflecting the benefit of actions taken over the past year to better focus resources on the Company’s core products and services growth strategy. Wages and other employee costs accounted for most of the reduction. Additional savings were realized across multiple areas, including company funded research and development expenses, reflecting the Company’s strategic focus on developing customer-specific solutions through customer funded development projects.

Interest Expense

Interest expense for the 2010 third quarter was reduced 90% to $4,000 from $40,000 for the same quarter last year due to lower average debt outstanding. Debt outstanding was reduced to $0.3 million from $1.7 million at the end of the prior year third quarter.

Recent PDSi Highlights

•	Service segment revenue for Q3 2010 of $4.0 million set a new quarterly record for PDSi, eclipsing the previous high of $3.5 million in Q4 2005.

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On July 7, PDSi announced it had successfully completed a full recertification audit of its quality systems registrations, which include its ISO 9001:2008 Quality Management Systems; ISO 14001:2004 Environmental Management Systems; ISO 13485:2003 Medical Devices-Quality Management Systems; and TL9000-H,V R5.0/R4.0, a telecommunications standard published by the Quality Excellence for Suppliers of Telecommunications (QuEST) Forum. These certifications reflect PDSi’s ongoing commitment to quality, and place it among the best-in-class companies that have achieved and sustained the high quality systems standards required for these registrations.

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On October 4, PDSi announced that it had achieved Gold Partner status in the Oracle PartnerNetwork (OPN). By attaining Gold Level membership, Oracle has recognized PDSi for its capability and commitment to design, deliver and support Oracle-based technology solutions customized to customers’ specialized needs.

Conference Call

PDSi will host a conference call on Thursday, October 28, 2010, at 11 a.m. EDT. John D. Bair, President, Chief Executive Officer, and Chief Technology and Innovation Officer; Timothy J. Harper, Chief Operating Officer; and Nicholas J. Tomashot, Chief Financial Officer, will discuss the Company’s 2010 third quarter results.

The telephone number to participate in the conference call is (877) 485-3107. A slide presentation will be referenced during the call, which may be accessed at the PDSi website (www.pinnacle.com) by clicking on “Investor Relations” and then “Conference Calls.” An audio replay of the call will be available through the Investor Relations section of the Company’s website approximately one hour following the conference call.

About PDSi

PDSi is a global provider of Electronics Repair and Reverse Logistics Services, ODM/OEM Integrated Computing Services, and Embedded Computing Products and Design Services for the Diversified Computing, Telecom, Imaging, Defense/Aerospace, Medical, Semiconductor and Industrial Automation markets. PDSi provides a variety of engineering and manufacturing services for global OEMs requiring custom product design, system integration, repair programs, warranty management, and/or specialized production capabilities. With facilities in the U.S., Europe and Asia, we ensure seamless support for solutions all around the world.

More than just an ODM, integrator or reverse logistics provider, PDSi’s engineering, technical and operational capabilities span the entire product lifecycle allowing us to better understand and develop custom solutions for each of our customer’s unique requirements. Our product capabilities range from board-level designs to globally certified, fully integrated systems, specializing in long-life computer products and unique, customer-centric solutions. Our capability to perform higher-level repair services in-region allows us to customize solutions for our customers so that they can deliver world-class service levels to their customers with reduced logistics, component replacement and inventory costs.

“PDSi puts computer technologies to work for our customers.”

For more information, visit the PDSi website at www.pinnacle.com.

Safe Harbor Statement

Portions of this release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding the Company achieving its financial growth and profitability goals, or its sales, earnings and profitability expectations for the fiscal year ending December 31, 2010. The words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “seek,” “may” and similar expressions identify forward-looking statements that speak only as of the date of this release. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors. These factors include, but are not limited to, the following:

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changes in general economic conditions, including prolonged or substantial economic downturn, and any related financial difficulties experienced by original equipment manufacturers, end users, customers, suppliers or others with whom the Company does business;

•	changes in customer order patterns;

•	changes in our business or our relationship with major technology partners or significant customers;

•	failure to maintain adequate levels of inventory;

•	production components and service parts cease to be readily available in the marketplace;

•	lack of adequate financing to meet working capital needs or to take advantage of business and future growth opportunities that may arise;

•	inability of cost reduction initiatives to lead to a realization of savings in labor, facilities or other operational costs;

•	deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies;

•	lack of success in technological advancements;

•	inability to retain certifications, authorizations or licenses to provide certain products and/or services;

•	risks associated with new business practices, processes and information systems;

•	impact of judicial rulings or government regulations, including related compliance costs;

•	disruption in the business of suppliers, customers or service providers due to adverse weather, casualty events, technological difficulty, acts of war or terror, or other causes;

•	risks associated with doing business internationally, including economic, political and social instability and foreign currency exposure; and

•	other factors from time to time described in the Company’s filings with the United States Securities and Exchange Commission (“SEC”).

The Company undertakes no obligation to publicly update or revise any such statements, except as required by applicable law. For more details, please refer to the Company’s SEC filings, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

PINNACLE DATA SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2010	December 31, 2009
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash	$124	$323
Accounts receivable, net of allowance for doubtful accounts of $143 and $232, respectively	4,830	5,932
Inventory, net	3,385	3,754
Deferred income taxes	809	22
Prepaid expenses and other current assets	473	503

Total current assets	9,621	10,534

PROPERTY AND EQUIPMENT
Property and equipment, cost	6,024	5,899
Less accumulated depreciation and amortization	(5,297)	(5,038)

Total property and equipment, net	727	861

OTHER ASSETS
Goodwill	780	821
Other assets	541	359

Total other assets	1,321	1,180

TOTAL ASSETS	$11,669	$12,575

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Line of credit	$337	$2,413
Accounts payable	1,857	2,694
Accrued wages, payroll taxes and employee benefits	596	1,014
Unearned revenue	147	85
Other current liabilities	669	555

Total current liabilities	3,606	6,761

LONG-TERM LIABILITIES
Accrued other	190	226

TOTAL LIABILITIES	3,796	6,987

STOCKHOLDERS’ EQUITY
Common stock	5,779	5,769
Additional paid-in capital	1,947	1,912
Accumulated other comprehensive income (loss)	(71)	(29)
Retained earnings (deficit)	218	(2,064)

Total stockholders’ equity	7,873	5,588

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,669	$12,575

PINNACLE DATA SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2010	2009	2010	2009

Sales	$6,314	$7,050	$23,094	$26,975
Cost of sales	4,088	5,478	16,484	21,385

Gross profit	2,226	1,572	6,610	5,590
Operating expenses	1,732	2,284	5,295	7,534

Income (loss) from operations	494	(712)	1,315	(1,944)
Other expense
Interest expense	4	40	45	142

Income (loss) before income taxes	490	(752)	1,270	(2,086)
Income tax expense (benefit)	(1,183)	1,337	(1,012)	974

Net income (loss)	$1,673	$(2,089)	$2,282	$(3,060)

Weighted average common shares outstanding:
Basic	7,842	7,825	7,831	7,825
Diluted	8,011	7,825	7,960	7,825

Earnings (loss) per common share:
Basic	$0.21	$(0.27)	$0.29	$(0.39)
Diluted	0.21	(0.27)	0.29	(0.39)

PINNACLE DATA SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	For the Nine Months Ended September 30,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$2,282	$(3,060)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Bad debt expense	(19)	140
Inventory reserves	246	572
Depreciation and amortization	298	423
Provision for deferred income taxes	(1,037)	1,611
Share-based payment expense	34	137
Decrease in assets:
Accounts receivable	1,111	5,977
Inventory	113	507
Prepaid expenses and other assets	16	84
Increase (decrease) in liabilities:
Accounts payable	(956)	(2,237)
Unearned revenue	62	213
Other current liabilities	(317)	(288)

Total adjustments	(449)	7,139

Net cash provided by operating activities	1,833	4,079

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(150)	(237)

Net cash used in investing activities	(150)	(237)

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in line of credit	(2,076)	(3,679)
Net change in outstanding checks	136	(73)
Other	59	(155)

Net cash used in financing activities	(1,881)	(3,907)

EFFECT OF EXCHANGE RATE ON CASH	(1)	8

DECREASE IN CASH	(199)	(57)
Cash at beginning of period	323	282

Cash at end of period	$124	$225

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